Exhibit 5.26

CONSENT OF P. BALUCH

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

/s/ Paul Baluch
By:	Paul Baluch, P. Eng.
Technical Director, Civil
AMEC FOSTER WHEELER

Dated: March 28, 2018